Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

Apogee Therapeutics, Inc.
(a Delaware corporation)

Article I
NAME

The name of the corporation is Apogee Therapeutics, Inc. (the “Corporation”).

Article II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares of Common Stock which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.00001.

Article V
BOARD OF DIRECTORS

Section 5.1        Number. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation, the number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation.

Section 5.2        Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VI
EXISTENCE

The Corporation shall have perpetual existence.

Article VII
AMENDMENT

Section 7.1        Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 7.2        Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

Article VIII
LIABILITY OF DIRECTORS AND OFFICERS

Section 8.1        No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Solely for purposes of this Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

Section 8.2        Amendment or Repeal. Any amendment, repeal or elimination of this Article VIII, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VIII, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination.

Article IX
FORUM FOR ADJUDICATION OF DISPUTES

Section 9.1        Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware). For purposes of this Article IX, internal corporate claims means claims, including claims in the right of the Corporation: (a) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity; or (b) as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Section 9.2        Enforceability. If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Article X
INCORPORATOR

The name and mailing address of the incorporator are as follows:

Abby Quinio
Gibson, Dunn & Crutcher LLP
3161 Michelson Drive

Irvine, CA 92612-4412

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IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed and that the facts stated herein are true.

Dated: June 9, 2023

By:	/s/ Abby Quinio
Name: Abby Quinio
Title: Incorporator

Signature Page to Certificate of Incorporation